BROKER-DEALER AGREEMENT

                                     Between

                              BANKERS TRUST COMPANY

                                       and

                                   J.P. MORGAN

                            Dated as of June 26, 2001

                                   Relating to

                   DUTCH AUCTION RATE TRANSFERABLE SECURITIES
                                PREFERRED STOCK.

                                  SERIES A & B

                        PATRIOT PREMIUM DIVIDEND FUND II

      BROKER.-DEALER AGREEMENT Dated as of June 26, 2001 between Bankers Trust Company, a New York corporation (not in its individual capacity but solely as agent of the Company pursuant to authority granted to it in the "Trust Company Agreement) (together with its successors and assigns, the "Trust Company"), and J.P. Morgan, a Delaware corporation (together with its successors and assigns, "BD").

      The company has issued 500 shares of Dutch Auction Rate Transferable Securities Preferred Stock Series A (the Series A "DARTS") and 500 Shares of Dutch Auction Rate Transferable Securities Preferred Stock Series B (the Series B "DARTS" and, together with the Series A DARTS, the "DARTS") pursuant to its Amended and Restated Agreement and Declaration of Trust ("Declaration of Trust") and its Amended and Restated By-Laws (the "By-Laws").

      The By-Laws provide that the dividend rate on the shares of each series of the DARTS for each Dividend Period with respect to such series after the initial Dividend Period with respect to such series shall be the Applicable Rate, which shall, except under certain circumstances, be the rate per annum that a bank or trust company appointed by the Company advises results from implementation of the Auction Procedures with respect to the DARTS of such series. The Board of Trustees of the Company has adopted a resolution appointing Bankers Trust Company for purposes of implementing the Auction Procedures and related matters. Pursuant to Section 2.5 (d) of the Trust Company Agreement, the Company has requested and directed the Trust Company to execute and deliver this Agreement.

      The Auction Procedures require the participation of one or more Broker-Dealers.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Trust Company and BD agree as follows:

1.    DEFINITIONS AND RULES OF CONSTRUCTION.

      1.1 TERMS DEFINED BY REFERENCES TO DECLARATION OF TRUST AND BY-LAWS. Capitalized terms not defined herein shall have the respective meanings specified in the Company's Declaration of Trust and By-Laws.

      1.2 TERMS DEFINED HEREIN. As used herein in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

                   (a)    "Auction"  shall have the meaning specified in Section
      2.1 hereof.

                   (b) "Auction Procedures" shall mean the auction procedures as set forth in Section 9 of Article VI of the By-Laws.

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

                   (c) "Authorized Officer" shall mean each Senior Vice President, Vice president, Assistant Vice President, Assistant Manager and Trust Officer of the Trust Company assigned to its Corporate Trust Department and every other officer or employee of the Trust Company designated as an "Authorized Officer" for purposes of this Agreement in a communication to BD.

                   (d) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Trust Company.

                   (e) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Trust Company and a Broker-Dealer.

                   (f) "By-Laws" shall mean the Company's Amended and Restated By-Laws as adopted by the Company's Board of Trustees on September 6, 1990, a copy of which is attached hereto as Exhibit A, as the same may be amended from time to time.

                   (g) "Company shall mean Patriot Premium Dividend Fund II, a Massachusetts business trust, and its successors and assigns.

                   (h) "Declaration of Trust" shall mean the Agreement and Declaration of Trust of the Company as filed by the Company in the office of the Secretary of State of the Commonwealth of Massachusetts on December 14, 1989, and as amended and restated on December 12, 1989, a copy of which is attached hereto as Exhibit B.

                   (i) "Prospectus" shall mean the prospectus dated December 14, 1989 relating to the issuance and offering of the shares of the DARTS.

                   (j) "Purchaser's Letter" shall mean a Master Purchaser's Letter substantially in the form attached hereto as Exhibit C.

                   (k) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit D.

                   (l) "Summary" shall mean a summary description of the DARTS and the Auction Procedures and Settlement Procedures with respect thereto.

                   (m) "Trust Company Agreement" shall mean the Trust Company Agreement, dated as of December 21, 1989, between the Company and the Trust Company relating to the DARTS.

      1.3 RULES OF CONSTRUCTION. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

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

                   (a) Words importing the singular number shall include the plural number and vice versa.

                   (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof.

                   (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                   (d) All references herein to a particular time of day shall be to New York City time.

2. THE AUCTION. Separate Auctions will be held for the Series A DARTS and the Series B DARTS. Unless the context otherwise requires, references to the DARTS in this Section shall be deemed references to the Series A DARTS or the Series B DARTS, as the case may be.

      2.1 PURPOSE; INCORPORATION BY REFERENCE OF AUCTION PROCEDURES AND SETTLEMENT PROCEDURES.

                   (a) The provisions of the Auction Procedures will be followed by the Trust Company for the purpose of determining the Applicable Rates for the DARTS. Each periodic operation of such Auction Procedures is hereinafter referred to as an "Auction."

                   (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

                   (c) Unless BD has heretofore done so, BD is delivering herewith a Purchaser's Letter executed by BD. BD agrees to act as, to assume the obligations of, and to be subject to the limitations and restrictions placed upon, a Broker-Dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in Section 6.9 (a) (vii) of
      Article VI of the By-Laws may execute Broker-Dealer Agreements and Purchaser's Letters and participate as Broker-Dealers in Auctions. BD agrees to handle customer orders in accordance with its respective duties under applicable securities laws and rules.

                   (d) BD and other Broker-Dealers may participate in Auctions for their own accounts, provided that BD or such other Broker-Dealers, as the case may be, have executed and deposited with the Trust Company a Purchaser's Letter. However, the Company may, by notice to BD and all other Broker-Dealers, prohibit all Broker-Dealers from submitting Bids in Auctions for their own account, but the Broker-Dealers may

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

      continue to submit Hold and Sell Orders. The Trust Company shall have no duty or responsibility to monitor the provisions of this Section 2.1 (d).

      2.2    PREPARATION FOR EACH AUCTION.

                   (a) Not later than 9:30 on each Auction Date, the Trust Company shall advise the Broker-Dealers by telephone of the 60-day "AA" Composite Commercial Paper Rate, The Minimum Applicable Rate and the Maximum Applicable Rate.

                   (b) In the event that the Auction Date for any Auction shall be changed after the Trust Company has given notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Trust Company, by such means as the Trust Company deems practicable, shall give notice of such change to BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 on the old Auction Date. Thereafter, BD shall promptly notify its customers whom BD believes are Existing Holders of shares of the DARTS of such change in Auction Date.

                   (c) For each Auction Date for which BD submits an Order for any Bidder which is accepted, BD shall maintain, for a period of at least fifteen months, a list of such Holder or Holders and the number of shares of DARTS held by each such Holder ("Holder Lists"). The Trust Company or the Company from time to time may request BD and each other Broker-Dealer to provide the Trust Company or the Company with any such Holder Lists and/or with a list of their respective customers that BD and such Broker-Dealers believe are Existing Holders of shares of the DARTS. BD shall comply with any such request, and the Trust Company and the Company shall not disclose any such information so provided to any Person except as provided and in accordance with Sections 2.2 (f), 2.7 and 4.7 of the Trust Company Agreement.

                   (d) The Trust Company is not required to accept the Purchaser's Letter of any Potential Holder who wishes to submit a Bid for the first time in an Auction or any amendment to a Purchaser's Letter of any Potential Holder or Existing Holder who wishes to amend its Purchaser's Letter intending that such amendment is to take effect with respect to an Auction, unless such Purchaser's Letter or such amendment is received by the Trust Company by 3:00 P.M. on the Business Day preceding such Auction Date.

      2.3    AUCTION SCHEDULE: METHOD OF SUBMISSION OF ORDERS.

                   (a) The Trust Company shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Trust Company with the consent of the Company, which consent shall not be unreasonably withheld. The Trust Company shall give written notice of any such change to BD. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

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Time on Auction Date                                     Event
--------------------                                     -----

By 9:30 A.M.                               Trust Company advises Company and
                                           Broker-Dealers of 60-day "AA"
                                           Composite Commercial Paper Rate, the
                                           Minimum Applicable Rate and the
                                           Maximum Applicable Rate as set forth
                                           in Section 2.2 (a) hereof.

Between 9:30 A.M. and 12:30 P.M.           Trust Company assembles information
                                           communicated to it by Broker-Dealers
                                           as provided in Section 6.9 (c) of
                                           Article VI of the By-Laws. Submission
                                           Deadline is 12:30 P.M. or such other
                                           time on any Auction Date as the Trust
                                           Company specifies.

After 1:00 P.M.                            Trust Company makes determinations
                                           pursuant to Section 6.9 (d) (i) of
                                           Article VI of the By-Laws.

By approximately 3:00 P.M.                 Trust Company advises Company of
                                           results of Auction as provided in
                                           Section 6.9 (d) (ii) of Article VI of
                                           the By-Laws. Submitted Bids and
                                           Submitted Sell Orders are accepted
                                           and rejected and shares of the DARTS
                                           allocated as provided in Section 6.9
                                           (e) of Article VI of the By-Laws. The
                                           Trust Company gives notice of Auction
                                           results as set forth in Section 2.4
                                           (a) hereof.

                   (b) BD agrees to maintain a list of Potential Holders to contact the Potential Holders on such list on or prior to each Auction Date for the purposes set forth in Section 6.9 of Article VI of the By-Laws, and to deliver to each Potential Holder prior to such Potential Holder's initial participation in an Auction (i) a Prospectus, if such delivery is in the 90-day period following the date of the Prospectus, or
      (ii) a Summary, if such delivery is thereafter.

                   (c) BD agrees not to sell, assign or dispose of any shares of the DARTS to any Person who has not delivered a signed Purchaser's Letter to the Trust Company.

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                   (d)    BD shall submit Orders to the Trust Company in writing
      in substantially the form  attached  hereto  as Exhibit E or by electronic
      transmission of a type acceptable to the Trust  Company.   BD shall submit
      separate Orders to the Trust Company for each Potential Holder or Existing Holder on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of different Potential Holders or Existing Holders on whose behalf BD is submitting Orders.

                   (e) BD shall deliver to Trust Company a written notice, substantially in the form attached hereto as Exhibit F, of transfers of shares of the DARTS made through BD by an Existing Holder to another Person other than pursuant to an Auction and, subject to the terms of
      Section 2.2 (d) hereof, shall deliver or cause to be delivered the related Purchaser's Letter executed by such Person if such Person has not previously so delivered or caused to be delivered a Purchaser's Letter. BD shall deliver a written notice, substantially in the form attached hereto as Exhibit G, of the failure of any shares of the DARTS to be transferred to or by any Person that purchased or sold shares of the DARTS through BD pursuant to the Auction. The Trust Company is not required to accept any notice specified in this section 2.3 (e) intended to take effect with respect to an Auction unless it is received by the Trust Company by 3:00 P.M. on the business Day preceding the related Auction Date.

                   (f) BD on or prior to the Date of Original Issue shall provide the Trust Company with a list of the initial Existing Holders of the shares of the DARTS who purchased such shares through BD, if any. In order to verify the accuracy and authenticity of the list of Existing Holders so provided or the Holder Lists provided pursuant to Section 2.2
      (c), the Trust Company may confirm those lists by sending confirmation notices containing lists ("confirmation lists") of the Existing Holders or prior Holders, as the case may be, to BD within ten Business Days of the Trust Company's receipt thereof If the lists contained in any confirmation list received by BD shall not conform to the original list of Existing Holders or Holders Lists provided by BD to the Trust Company, BD shall notify the Trust Company of such discrepancy within two Business Days after its receipt of the Trust Company's confirmation lists. Subject to any change based on any discrepancy notified to the Trust Company by BD, the confirmation lists sent by the Trust Company shall, in the absence of manifest error, be binding and conclusive on the Company and BD.

                   (g)    BD  agrees   to   handle   its  customer's  Orders  in
      accordance with its duties under applicable securities laws and rules.

      2.4    NOTICES.

                   (a) On each Auction Date, the Trust Company shall notify BD by telephone as provided in paragraph (a) of the Settlement Procedures. By approximately 10:30 A.M. on the Business Day next succeeding such Auction Date, the Trust Company shall notify BD in writing of the

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      disposition of all Orders submitted  by  BD  in  the  Auction held on such
      Auction Date.

                   (b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as provided in paragraph
      (b) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

                   (c) If the number of Dividend Period Days is increased as provided in Section 6.4 (b) (i) of Article VI of the By-Laws, the Trust Company shall provide BD with a form of notice of such change not later than five days after the receipt of such form of notice by the Trust Company from the Company. BD shall mail a copy of such notice (at the address specified in such Existing Holder's Purchaser's Letter) to each Existing Holder which acquired through BD, and, to the knowledge of BD, has not disposed of its shares of the DARTS, at least 10 days prior to the first day of the Dividend Period for which such change is to be effective.

      2.5 SERVICE CHARGE TO BE PAID TO BD. On each Dividend Payment Date for the DARTS, the Trust Company shall pay to BD from monies received from the Company an amount equal to the product of (1) a fraction, the numerator of which is the number of days in the Dividend Period beginning on such Dividend Payment Date (calculated by counting the first day but excluding the last day of such Dividend Period) and the denominator of which is 360, (ii) 1/4 of 1%, (iii) $100,000 and (iv) the sum of (A) the aggregate number of the shares of the DARTS placed by BD in such Auction that were (x) the subject of Submitted Bids of Existing Holders submitted by BD and continued to be held as a result of such submission and (y) the subject of Submitted Bids of Potential Holders submitted by BD and were purchased as a result of such submission, (B) the aggregate number of shares of the DARTS subject to valid Hold Orders submitted to the Trust Company by BD and (C) the number of shares of the DARTS that were covered by Hold Orders deemed to have been submitted by Existing Holders and that were acquired by such Existing Holders through BD. For purposes of subclause (iv)
(C) of the foregoing sentence, if any Existing Holder who acquired shares of the DARTS through BD transfers those shares to another Person other than pursuant to an Auction, then BD shall continue to be the Broker-Dealer for the shares so transferred; PROVIDED, HOWEVER, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such other Broker-Dealer shall be the Broker-Dealer for such shares.

      2.6    SETTLEMENT.

                   (a) If any Existing Holder on whose behalf BD has submitted a Bid or Sell Order that was accepted in whole or in part fails to instruct its Agent Member to deliver shares of the DARTS against payment therefor, BD shall instruct such Agent Member to deliver to it such shares against payment therefor and BD may deliver to the Potential Holder on whose behalf BD submitted a Bid that was accepted in whole or in part a number of shares of the DARTS that is less than the number of

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      shares  of  the  DARTS  specified  in  such Bid to the purchaser  by  such
      Potential Holder.  Notwithstanding the foregoing terms of this Section 2.6
      (a), any delivery or non-delivery of shares of DARTS which represents any departure from the results of an Auction, as determined by the Trust Company, shall be of no effect unless and until the Trust Company shall have been notified of such delivery or non-delivery in accordance with
      Section 2.3 (e) hereof. The Trust Company shall have no duty or liability with respect to enforcement of this Section 2.6 (a).

                   (b) Neither the Trust Company nor the Company shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder or its respective Agent Member to deliver shares of the DARTS or to pay for shares of the DARTS sold or purchased pursuant to the Auction Procedures or otherwise.

      2.7 DISBURSEMENT OF ADDITIONAL DIVIDENDS. If the Company provides the Trust Company and BD with a notice of its intent to pay Additional Dividends substantially in the form set forth in Exhibit H hereto with appropriate insertions (the "Additional Dividend Notice"), and not later than noon on the Business day immediately preceding the Additional Dividend Payment Date specified in such notice, the Trust Company or the Company irrevocably deposits with BD sufficient funds for the payment of such Additional Dividends, BD shall disburse such funds to Existing Holders and former Holders in the amounts and in accordance with instructions specified in the Additional Dividend Notice. BD shall have no duty or liability with respect to this Section 2.7 other than to disburse the amounts received by it from the Trust Company or the Company in the manner specified in the Additional Dividend Notice.

3.    THE TRUST COMPANY.

      3.1    DUTIES AND RESPONSIBILITIES.

                   (a) The Trust Company is acting solely as agent of the Company hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

                   (b) The Trust Company undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trust Company.

                   (c) In the absence of bad faith or negligence on its part, the Trust Company shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Trust Company shall not be liable for any error of judgment made in good faith unless the Trust Company shall have been negligent in ascertaining the pertinent facts.

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

      3.2    RIGHTS OF THE TRUST COMPANY.

                   (a) The Trust Company may rely and shall be protected in acting or refraining from acting upon any communication authorized by this Agreement and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper, or document believed by it to be genuine. The Trust Company shall not be liable for acting upon any telephone communication authorized by this Agreement which the Trust Company believes in good faith to have been given by the Company or by a Broker-Dealer. The Trust Company may record by tape or otherwise telephone communications with the Broker-Dealers.

                   (b) The Trust Company may consult with counsel and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                   (c) The Trust Company shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

                   (d) The Trust Company may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

      3.3    TRUST  COMPANY'S  DISCLAIMER.    The   Trust   Company   makes   no
representation as to the validity or adequacy of this Agreement or the shares of the DARTS.

4.    MISCELLANEOUS.

      4.1    TERMINATION.  Either party may terminate this Agreement at any time
on  five  days'  notice  to  the  other  party.   This Agreement shall terminate
automatically upon termination of the Trust Company Agreement.

      4.2 AGENT MEMBER. At the date hereof BD is, and shall remain for the terms of this Agreement, a participant in, or member of, the Securities Depository.

      4.3 COMMUNICATIONS. Except for (i) communications authorized to be by telephone by this Agreement or the Auction Procedures or (ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopier number set forth below:

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

If to BD:                                          J.P. Morgan
addressed:                                         60 Wall Street
                                                   New York, NY 10260
                                   Attention:      Kevin C. O'Connor
                                   Telecopier No:  212-648-5628
                                   Telephone No:   212-648-0947

If to the Auction Agent:                           Bankers Trust Company
                                                   4 Albany Street
                                                   New York, New York 10005
                                                   Attn: Linda Reale
                                                   Telecopier No: (212) 250-1502
                                                   Telephone No: (212) 250-6850

or such other address, telephone or telecopier number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified herein and the appropriate answer back is received or (ii) if given by any other means, when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Trust Company by an Authorized Officer. BD may record telephone communications with the Trust Company.

      4.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

      4.5 BENEFITS. Nothing in this Agreement, express or implied, shall give to any person, other than the Company, the Trust Company and BD and their respective successors and assigns any benefits of any legal or equitable right, remedy or claim under this Agreement.

      4.6    AMENDMENT; WAIVER.

                   (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by duly authorized representatives of the parties hereto.

                   (b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

      4.7    SUCCESSORS  AND  ASSIGNS.   This  Agreement  shall be binding upon,
inure to the benefit of, and be enforceable by, the respective successors and assigns of BD and the Trust Company.

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

      4.8 SEVERABILITY. If any clause, provision or Section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or Section shall not affect any of the remaining clauses, provisions and sections hereof.

      4.9    EXECUTION IN COUNTERPARTS.   This  Agreement  may  be  executed  in
several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

5.    GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                       BANKERS TRUST COMPANY

                                       By: /s/ Tony Gomez
                                           ---------------------------
                                           Name:  Tony Gomez
                                           Title: Associate


                                       J.P. Morgan

                                       By: /s/ Kevin O'Connor
                                           ---------------------------
                                           Name:  Kevin O'Connor
                                           Title: Vice President